Exhibit 99.1
For Release January 18, 2011
6am Pacific
Clearwire Announces Election of John W. Stanton as Chairman of Company
Board of Directors
KIRKLAND, Wash. — January 18, 2011 — Clearwire (NASDAQ: CLWR), a leading provider of wireless broadband services and operator of the first 4G network in the country, today announced that the majority of the Clearwire Board of Directors has elected John W. Stanton as Chairman of the Board. Stanton replaces Craig O. McCaw, who resigned as Clearwire’s Chairman of the Board of Directors on December 31, 2010.
Stanton has served as a director of Clearwire since November 2008. He has served as Managing Director of Trilogy Partners LLC, a private investment firm, Trilogy International Partners LLC, an operator of international wireless systems, and Trilogy Equity Partners LLC, an investor in small wireless-related companies, since 2005.
Previously, Stanton served as Chairman and Chief Executive Officer of Western Wireless Corporation from 1992 until shortly after its acquisition by ALLTEL Corporation in 2005. From 1994 to 2004, Stanton served as Chairman of VoiceStream Wireless Corporation, which became T-Mobile USA, and he served as Chief Executive Officer of VoiceStream from 1998 to 2003.
Earlier this month the Clearwire Board of Directors appointed Benjamin G. Wolff as a director of the company following Craig O. McCaw’s board resignation. Wolff previously served as Co-Chairman of Clearwire from March 2009 to February 2010, and as Chief Executive Officer of Clearwire and its predecessor entity from May 2006 to March 2009. He is the Chairman, Chief Executive Officer and President of ICO Global Communications and is the President of Eagle River Holdings.
In addition to Stanton and Wolff, the Clearwire Board of Directors includes William R. Blessing, Mufit Cinali, Jose A. Collazo, Peter L.S. Currie, Hossein Eslambolchi, Ph.D., Dennis S. Hersch, Frank Ianna, Brian P. McAndrews, William (Bill) T. Morrow, Theodore H. Schell, and Arvind Sodhani.
About Clearwire
Clearwire Corporation (NASDAQ: CLWR), through its operating subsidiaries, is a leading provider of wireless broadband services. Clearwire’s 4G network currently provides coverage in areas of the U.S. where more than 110 million people live. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides an unprecedented combination of speed and mobility to deliver next generation broadband access. The company markets its 4G service through its own brand called CLEAR® as well as through its wholesale relationships with Sprint, Comcast and Time Warner Cable. Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire is headquartered in Kirkland, Wash. Additional information is available at www.clearwire.com.
Forward-Looking Statements

This release, and other written and oral statements made by Clearwire from time to time, contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed,” “plan” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward- looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:
•	We are an early-stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•	Our current and future plans are subject to a number of conditions and uncertainties, including among others, our ability to manage ongoing market development activities, our performance in launched markets and our access to additional funding.

•	We regularly evaluate our plans, and we may elect to pursue new or alternative strategies which we believe would be beneficial to our business, including among other things, modifying the pace at which we build our 4G mobile broadband networks, augmenting our network coverage in markets we launch, changing our sales and marketing strategy and or acquiring additional spectrum. Such modifications to our plans could significantly change our capital requirements.

•	We believe that we require substantial additional financing to maintain our current business plans, and if we are unable to raise such financing on acceptable terms we will need to modify our plans accordingly.

•	We may fail to realize all of the anticipated benefits of the transactions with Sprint and the strategic investors.

•	We have deployed a wireless broadband network based on mobile WiMAX technology, and would incur significant costs to deploy alternative technologies. Additionally, such alternative technologies may not perform as we expect on our network and deploying such technologies would result in additional risks to the company.

•	We currently depend on our commercial partners to develop and deliver the equipment for our legacy and mobile WiMAX networks.

•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Sprint Nextel Corporation owns a majority of our shares, resulting in Sprint holding a majority voting interest in the Company, and Sprint may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed on February 24, 2010 and our Quarterly Report on Form 10-Q filed on November 4, 2010. Clearwire assumes no obligation to update or supplement such forward-looking statements.
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For More Information:
Clearwire Investor Relations
Paul Blalock, 425-636-5828
paul.blalock@clearwire.com
Clearwire Media and Industry Analyst Relations

Susan Johnston, 425-216-7913
susan.johnston@clearwire.com
or
JLM Partners for Clearwire
Mike DiGioia or Jeremy Pemble, 206-381-3600
mike@jlmpartners.com or jeremy@jlmpartners.com